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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF WINSTAR COMMUNICATIONS, INC.

WinStar Wireless, Inc.
WinStar Wireless Fiber Corp.
WinStar Telecommunications, Inc.
WinStar Gateway Network, Inc.
WinStar Milliwave, Inc.
WinStar Equipment Corp.
WinStar Credit Corp.
WinStar Global Products, Inc.
WinStar Locate, Inc.
WinPinn Corp.
WinStar New Media Company, Inc.
The Winning Line, Inc.
Global Media The Sales and Marketing Company, Inc.
WinStar Broadcasting Corp.
WinStar for Business Inc.
WinStar Interactive Media Sales Inc.
Non Fiction Films Inc.
GFL Communications, Inc.
Fox/Lorber Associates, Inc.